                                         Filed under Rule 424(c) of Regulation C
                                                      SEC File Number: 333-21751

PROSPECTUS SUPPLEMENT
(To Prospectus Dated February 21, 1997)

                                159,997 SHARES

                          ASCEND COMMUNICATIONS, INC.

                                 COMMON STOCK


        The information in this Prospectus Supplement concerning the Selling Stockholders supplements the statements set forth under the caption "Selling Stockholders" in the Prospectus. Capitalized items used and not defined herein shall have the meanings given to them in the Prospectus.

                             SELLING STOCKHOLDERS

        The information set forth under the caption "Selling Stockholders" in the Prospectus is supplemented as follows. On February 27, 1997, Ravi Gulati transferred 16,138 shares of Ascend Common Stock and 32,277 shares of Ascend Common Stock to the Gulati Family Foundation, Inc. and The Ravi Gulati Charitable Trust dated 2/18/97, respectively (collectively, the "Gulati Entities"). The Company has consented to the use of the Prospectus, as supplemented by this Prospectus Supplement, by the Gulati Entities in connection with the offer and sale of the shares of Ascend Commnon Stock owned by them. The table below lists the Mr. Gulati and each of the Gulati Entities, the number of shares of Ascend Common Stock which each of the foregoing owned as of February 27, 1997, the number of Shares subject to sale pursuant to this Registration Statement, and the number of the shares of Ascend Common Stock which each would own assuming that such number of Shares were offered and assuming the sale of all such Shares.

============================================================================================
Selling Stockholder(1)  Share Owned Before      Shares to be            Shares Owned After
                        Offering                Offered                 Offering Such Shares
============================================================================================
Ravi Gulati               242,075(2)              43,415(2)                 193,660(2)
--------------------------------------------------------------------------------------------
Gulati Family              16,138                 16,138                        0
Foundation, Inc.
--------------------------------------------------------------------------------------------
The Ravi Gulati            32,277                 32,277                        0
Charitable Trust
dated 2/18/97
=============================================================================================

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(1)  The persons named in the table have the sole voting and investment power with respect to all shares of Ascend Common Stock shown as beneficially owned by them, subject to community property laws, where applicable.

(2) Mr. Gulati sold in an open market transaction 5,000 shares of the 290,490 originally registered on the Registration Statement.

          The date of this Prospectus Supplement is February 27, 1997